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                                                                   EXHIBIT 10.30

                           RESEARCH SUPPORT AGREEMENT

         This Research Support Agreement is dated as of October 31, 1997 between Epigen, Inc., a Delaware corporation with an address at North Tower Hill Road, Box L, Millbrook, New York 12545 ("Epigen"), and Biotag, Inc., a Delaware corporation with an address at North Tower Hill Road, Box L, Millbrook, New York 12545 ("Biotag").

                                    RECITALS

         1. Biotag is a party to a Research Agreement dated as of January 30, 1997 with Het Nederlands Kanker Instituut ("NKI") pursuant to which Biotag is sponsoring an epiglycanin cancer research program by NKI for the purposes of, among other things, cloning of the cDNA for epiglycanin and the generation of monoclonal antibodies (the "NKI Agreement"). A copy of the NKI Agreement is attached hereto.

         2. Epigen desires to acquire the rights to manufacture and market the Products (as such term is defined in the NKI Agreement) which may result from such research program, and Biotag is willing to sell such rights.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Provision of Funding for NKI Research. Epigen hereby agrees to provide to NKI, either directly or through Biotag, all funds and services required to be provided by Biotag pursuant to the NKI Agreement, together with all the funds required by Biotag to effectuate the intent of the NKI Agreement, including without limitation, patent application fees and related costs and expenses and administrative costs of Biotag.

         2. Grant of License by Biotag to Epigen. Pursuant to Section 2.4 of the NKI Agreement, Biotag hereby grants to Epigen a perpetual, exclusive, worldwide sublicense to manufacture, directly or through sublicensees, use and sell the Products, to the same extent granted to Biotag pursuant to Section 2.3 of the NKI Agreement. The term of such license shall be the same as the term of the license granted to Biotag pursuant to the NKI Agreement.

         3. Payment of Royalty. In consideration of the foregoing grant of license, Epigen shall pay to Biotag a royalty equal to five percent (5%) of the net sale price of each Product sold by or through Epigen, plus the amount of any royalty owed by Biotag to NKI or any third party on the sale of Products.

         4. Maintenance of Quality Standards. Epigen shall cause all Products manufactured by or through it to be produced in accordance with U.S. Food and Drug Administration's Good Manufacturing Practices in effect from time to time.


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         5. Termination. This Agreement may be terminated by either party hereto as follows:

         (a) In the event of a material default by any party in the performance of its obligations under this Agreement, the party not in default may give written notice to the defaulting party specifying the nature of the default. If within thirty (30) days of receipt of such notice the defaulting party shall not have remedied the default, the other party shall have the right, in addition to all other rights and remedies it may have, to immediately terminate this Agreement at any time thereafter by written notice to the defaulting party.

         (b) Immediately and without notice in the event any party, whether voluntarily or involuntarily, shall enter into a proceeding in bankruptcy, become insolvent, or shall make an assignment for the benefit of its creditors or have a receiver appointed for its assets or seek reorganization under any law designed to afford protection from its creditors.

         6.       Miscellaneous.

         (a) Parties in Interest; Assignment. Subject to the following sentence, this Agreement shall inure to the benefit of and be binding on the parties and their respective successors and permitted assigns. Except when expressly approved by each party, any assignment of this Agreement by any party without the prior written consent of each other party shall be void. Nothing in this Agreement is intended to confer any rights or remedies on anyone other than a party to this Agreement or the holder of a valid assignment of rights under this Agreement.

         (b) Waivers. At its option, any party may waive in writing any or all of the conditions contained in this Agreement to which its obligations under this Agreement are subject.

         (c) Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York.

         (d) Entire Agreement. This Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties regarding those matters.

         (e)  Notices.

           (1) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if either delivered personally or sent by facsimile, telex or telegram, by Federal Express, Express Mail, other recognized overnight courier service or by certified or registered mail with postage prepaid, to the parties hereto at their respective addresses set forth above. Any party may designate in writing another person or another place to which notices to it shall be sent in accordance with the provisions of this Section 5(e).


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         (f) Remedies Not Exclusive. Except as herein provided, nothing in this
Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument.

         (h) Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to be of any substance or effect.

         (i) Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by both parties.

         (j) Further Assurances. Biotag agrees to execute and deliver or cause to be delivered from time to time after the date hereof such instruments, documents, agreements, consents and assurances and to take such other measures or actions as Epigen may reasonably require to more effectively convey, transfer to and vest in Epigen and to put Epigen in possession of the rights assigned to it hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.


                                              EPIGEN, INC.


                                              By: /s/ Richard E. Kent
                                              Name: Richard E. Kent
                                              Title: Vice Chairman and
                                                  Secretary


                                              BIOTAG, INC.


                                              By: /s/ Donald C. Fresne
                                              Name: Donald C. Fresne
                                              Title: President


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                          NKI/BIOTAG RESEARCH AGREEMENT

This Agreement, dated as January 30, 1997 (the "Effective Date"), between Biotag corporation, Millbrook NY 12545, USA ("Biotag") and Het Nederlands Kanker Instituut, Plesmanlaan 121, NL-1066 CX Amsterdam ("NKI")

                              W I T N E S S E T H:

WHEREAS, NKI desires to commence an epiglycanin cancer research program which will include the cloning of the cDNA for epiglycanin and the generation of monoclonal antibodies; WHEREAS, Biotag has expertise in and wishes to commercialize various products, which could result from NKI's Research; and WHEREAS, Biotag wishes to sponsor the Research as set forth herein, provided it shall obtain exclusive rights on the results obtained by NKI from the Research without interfering with NKI's fundamental research orientation; and NOW, THEREFORE, NKI and Biotag wish to confirm the details of their collaboration regarding the Research by agreeing to the following:

                                 I. DEFINITIONS

1.1 "Principal Investigator" shall mean Dr. John Hilkens of NKI. The Principal Investigator and his colleagues at NKI involved in the Research shall be referred to as "Investigators".

1.2 "Products" shall mean the epiglycanin cDNA and hybrid cell lines ("Cell Lines") arising from the Research and/or developed by the Investigators, that produce monoclonal antibodies directed against epiglycanin.

1.3 "Research" shall mean all investigations carried out by the Investigators concerning epiglycanin as outlined in addendum A.

         II. ESTABLISHMENT OF PROPRIETARY POSITION AND OPTION TO BIOTAG

2.1 In exchange for the exclusive rights granted herein to Biotag, Biotag will provide reasonable technical services, evaluate hybridomas and/or monoclonal antibodies directed against epiglycanin, and provide grants of Sixty Five Thousand Dollars ($65,000) per year for a period of one
         (1) year and nine (9) months ($113750.- total) subject to Articles 4.1 and 4.2. The first payment being Thirty Two


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         Thousand Five Hundred Dollars ($32,500), covering the first six months of the Agreement and subsequent quarterly payments of Sixteen Thousand Two Hundred Fifty dollars ($16,250). Payment will be made at the beginning of each term.

2.2 NKI agrees to conduct Research in accordance with the program attached as Appendix A to this Agreement and grants to Biotag a worldwide exclusive license governing all inventions, including without limitation, patents applied for and/or patents issued and/or information and/or Cell Lines arising out of the Research and all continuations, continuations in part, all foreign counterparts of any such patents and applications (collectively, the "Intellectual Property").

2.3 A. Biotag shall pay a royalty of 5% of the net selling price of any product, article or composition utilizing the "products", or a patent resulting from the research, sold by Biotag or a Biotag Assignee. NKI shall grant to Biotag Licenses in all parts of the world to make, have made, use and sell products and to practice methods arising from the Research under all letters patent applied for and/or patents issued and/or related information arising from the Research. The period of said licenses shall be for the period of the term of said issued patents if a licensed patent or for a period of twenty (20) years if no patent issues or if the license if based on related information.

         B. In the event Biotag or assignee will license the market and/or manufacturing and marketing rights of the product to a third party, whichever company receives the income from the strategic partners (i.e., the sublicensee who will manufacture and market the product) will pay a 5% royalty to NKI on net income received.

         C. In the event Biotag sells the technology utilizing the "products", patents or knowledge resulting from the "research" the Biotag (purchaser) will be obligated to pay the NKI 5% of that sale.

         D. If the patent on the antigen applied for is dominated by the HCA patent held by the Boston Biomedical Research


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         Institute (BBRI), then the royalty to NKI will be shared. The sharing will be negotiated in good faith and will depend on the contribution of each institution in the final product. The royalty to the NKI will be no less than 2 1/2 (two and a half) percent for the NKI.

2.4 Biotag shall have the right to enter into sublicenses. Biotag shall inform the NKI in advance of the identity of the sublicense(s) and of the terms of the sublicense(s) under consideration.

2.5      Patents

         2.5.1 Biotag shall have the right to have all of the research conducted and funded hereunder reviewed by patent counsel of its choice and shall have the right, with the consent of the NKI, which shall not be unreasonably withheld and considered to be given if no response on a request has been received within two weeks, to apply for patent protection in the name of both parties throughout the world, at the expense of Biotag, for any invention derived from the research conceived by the Investigators. The Investigators shall use their best efforts to assist Biotag in the prosecution and maintenance of such application.

         2.5.2 Should Biotag intend to cease to prosecute or maintain a patent or a patent application, Biotag will give the NKI the opportunity of having the patent or patent application transferred at its own expense and on maintaining said patent/patent application itself/themselves on its behalf. Biotag shall in such case not have any further obligations nor rights as to these patent rights.

2.6 NKI shall submit quarterly reports to Biotag on the progress of the Research in writing, or in meetings between the Investigators, as needed, and NKI and Biotag representatives.

2.7 Any and all information, know-how, data and materials, technical or nontechnical, which relate to the Research and/or the Products, as well as the terms of any agreement


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         between the parties shall be kept in confidence by both parties. Biotag will be furnished with a copy of any proposed publication or manuscript for review and comment prior to submission for publication, at least thirty (30) days prior to submission, and for abstracts, at least fourteen (14) days prior to submission. Biotag shall notify NKI within such thirty (30) day or fourteen (14) day period whether it intends to file patent applications on any inventions contained in the publication. Written publication shall be deferred at the request of Biotag, to permit the filing of such patent applications; provided, however, that such deferral shall in no event exceed sixty (60) days from the date of receipt by Biotag.

2.8 Any publications related to the Research shall acknowledge Biotag's contribution to the Research.

                          III. EFFECTIVE DATE AND TERM

3.1 Anything to the contrary herein notwithstanding, the provisions of Sections 2.8 of this Agreement shall survive the termination of this Agreement. Section 2.7 shall remain in effect for 1 year after termination of this Agreement.

3.2 The parties hereto agree that in the event NKI shall develop new products based upon the research performed pursuant to this Agreement within five years of the end of the full eighteen month term of this Agreement, such new products shall be deemed to be Products for the purposes of this Agreement and shall be covered by the terms and conditions hereof.

                            IV. TERMS AND TERMINATION

4.1 The term of this Agreement shall be one (1) year and nine (9) months commencing on date hereof.

4.2 Biotag's obligation to fund in whole or in part the terminated research shall be limited to so much thereof as shall have been conducted prior to such termination except for the salary costs, as specified in 2.1, for the six (6) months following the date of termination.

4.3 Failure by Biotag or NKI to comply with any of the respective obligations and conditions contained in this Agreement shall entitle the other party to give to the party


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         in default notice requiring it to cure such default. If such default notice is not made good within ninety (90) days after receipt of such notice, the notifying party shall be entitled to terminate this Agreement by giving written notice, such termination to take effect immediately.

4.4 In the event of liquidation of Biotag, Biotag shall inform the NKI immediately.

                                  V. ASSIGNMENT

5.1 Biotag shall have the right to assign its rights or delegate its obligations under licenses resulting from this Agreement.

                               VI. INTERPRETATION

6.1 This Agreement shall be governed and interpreted in all respects under the laws of The Netherlands.

                                VII. ARBITRATION

7.1 Any controversy of claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to a panel of three arbitrators, one chosen by each of the parties and the third selected by the two chosen by the parties and shall be finally adjudicated upon under the rules of conciliation and arbitration of the International Chamber of Commerce by such panel. Such arbitration shall take place in The Hague, The Netherlands.

                                  VIII. NOTICES

8.1 Any notice required to be given by either party under the terms of this Agreement shall be given in writing addressed to the party for whom it is intended at the address set forth in the preamble of this Agreement or such other address as such party shall designate in writing from time to time in accordance with terms of this section. Such notice shall be deemed to have been given upon mailing, except as otherwise specifically provided herein. Such notices shall be sent by fax.

                                   IX. TITLES

9.1 It is agreed that headings appearing at the beginning of the numbered articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

                               X. ENTIRE AGREEMENT


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10.1     This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof, and no variation or modification of this Agreement or Waiver of any of the terms or conditions shall be deemed valid unless in writing and signed by both parties.

IN WITNESS WHEREOF, and intending to be bound hereby, the parties have caused this Agreement to be signed by their duly authorized representatives


BIOTAG                                       HET NEDERLANDS KANKER INSTITUUT
By:  /s/:  Donald C. Fresne                  By:  /s/: Prof. Dr. P. Borst
Name:  Donald C. Fresne                      Name:  Prof. Dr. P. Borst
Title: Chairman                              Title: Director of Research
Date:  12/10/96                              Date:


APPENDIX A

RESEARCH PROGRAM.

To obtain specific antibodies against human epiglycanin it is necessary to clone the gene and make a recombinant version of a specific part of that protein. Our strategy to obtain the human gene is to clone the mouse homologue first, which subsequently will allow us to clone the human gene fairly rapidly. Mouse epiglycanin is highly expressed on TA3/Ha mammary carcinoma cells. The most straightforward approach is to use antibodies to screen an expression library made in E.coli bacteria for epiglycanin DNA sequences. By this method we also cloned episialin. To screen the expression library, we need an antibody that is directed against the protein backbone of epiglycanin because bacteria are unable to glycosylate the expressed proteins. We know that the cell synthesizes a precursor protein first, without 0-linked carbohydrates. We obtained an antiserum that detects the precursor protein of epiglycanin by immuneprecipitation. It is expected that this antiserum will allows us to detect epiglycanin produced by bacteria in a cDNA libraries which we are presently constructing from mouse TA3/Ha cells. If needed we can use subtractive hybridization methods using TA3/Ha and TA3/St cDNA as an alternative. Once we have

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cloned the gene coding for mouse epiglycanin, we will immediately start to clone the human homologue of mouse epiglycanin. After we have obtained the human gene for epiglycanin, we will investigate in which human cancers thIs gene is expressed by using mRNA from several tumor cell lines, fresh primary tumors and metastatic cancer cells. We will construct fusion proteins containing selected epiglycanin sequences in bacteria, which will subsequently be used for the generation of a series of monoclonal antibodies. Since it is the experience of other investigators that mice usually respond with antibodies of the lgM class, we will perform a class switch to obtain monoclonal antibodies of the lgG class. It has been shown that epiglycanin is shed from the tumor cells into the circulation, these antibodies will be tested by Biotag for their usefulness in a serum assay which will can be further developed and commercialized by Biotag.

Estimated time frame for cloning the mouse and the human gene for epiglycanin and generation of monoclonal antibodies:

                                     months

                           1     2     3     4     5     6     7     8     9
--------------------------------------------------------------------------------
production of cDNA         -----)
library

screening of library            --------------)

sequencing                                   ------------------)

cloning of human                                              ----------------)
gene for epiglycanin
--------------------------------------------------------------------------------


                                     months

                           10    11    12    13    14    15    16    17    18
--------------------------------------------------------------------------------
characterization          ---------------)
of the gene

production of fusion                   --------------)
proteins

immunize mice with                                   ----------)
fusion proteins


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
generation of                                                  ---------------)
monoclonal antibody
producing hybridomas
--------------------------------------------------------------------------------


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